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                                                                    Exhibit 99.e


                      PARTICIPATION/DISTRIBUTION AGREEMENT


                  THIS AGREEMENT is entered into on this 20th day of November, 1998, between TIAA-CREF Life Insurance Company ("TCL"), a life insurance company organized under the laws of the State of New York, for itself and on behalf of TIAA-CREF Life Separate Account VA-1 (the "Account"), a separate account established by TCL in accordance with the laws of the State of New York; TIAA-CREF Life Funds (the "Company"), an open-end management investment company organized under the laws of the State of Delaware, and Teachers Personal Investors Services, Inc. ("TPIS"), a Delaware corporation operating as a broker-dealer.

                                   WITNESSETH:

                  WHEREAS, the Account has been established by TCL pursuant to the insurance laws of the State of New York in connection with certain variable annuity contracts ("Contracts") proposed to be issued to the public by TCL;

                  WHEREAS, the Account has been registered as a unit investment trust under the Investment Company Act of 1940, as amended (the "1940 Act");

                  WHEREAS, the income, if any, and gains and losses, realized and unrealized, from assets allocated to the Account are, in accordance with the applicable contracts, to be credited to or charged against the Account without regard to other income, gains or losses of TCL or any other separate account thereof;

                  WHEREAS, the Account currently consists of a single investment account and may in the future be subdivided into various investment accounts (each a "subaccount") as to which income, if any, and gains and losses, realized and unrealized, from assets allocated to each such subaccount would be credited to or charged against such subaccounts without regard to other income, gains or losses of other subaccounts;

                  WHEREAS, the Company is registered with the Securities and Exchange Commission under the 1940 Act as an open-end management investment company;

                  WHEREAS, the Company currently consists of a single investment portfolio and may in the future be subdivided into various investment portfolios (each a "Fund"), each of which may be subject to certain investment policies and restrictions that may not be changed without a majority vote of the shareholders of such Fund; and


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                  WHEREAS, the shares of each Fund will be offered to a
corresponding subaccount; and

                  WHEREAS, TPIS is the principal underwriter for the Contracts and is a broker-dealer registered as such under the Securities Exchange Act of 1934 and is a member of the National Association of Securities Dealers ("NASD");

                  NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and conditions set forth herein TCL, the Account, TPIS and the Company hereby agree as follows:

                  1. The Contracts funded through the Account will provide for the allocation of purchase payments among certain subaccounts for investment in such shares of the Funds as may be offered from time to time in the prospectus for the Contracts. The selection of the particular subaccount is to be made by the contract owner and such selection may be changed or the cash value may be transferred among or between subaccounts in accordance with the terms of the Contracts.

                  2. The Company hereby appoints TPIS as its principal underwriter and exclusive distributor to sell its shares to the Account, and TPIS accepts such appointment. TPIS shall offer shares of the Company only on the terms set forth in the Company's currently effective registration statement. The Company reserves the right to sell its shares to other persons and to appoint additional underwriters and distributors.

                  3. The Company agrees to sell to TCL, on behalf of the Account, those shares of the Funds of the Company which the Account orders, executing such orders on a daily basis at the net asset value next computed after receipt by the Company or its designated agent of the order for the shares of the Company. For purposes of this Section, TCL or its designated agent shall be the designated agent of the Company for receipt of such orders from contract owners and receipt by such designated agent shall constitute receipt by the Company; provided that the Company's transfer agent receives notice of such order by 9:30 a.m. New York time on the next following business day. "Business day" shall mean any day on which the New York Stock Exchange is open for trading and on which the Company calculates the net asset value of the Funds as described in its registration statement.

                  The Company agrees to make shares of each Fund available indefinitely for purchase at the applicable net asset value per share by the Account on those days on which the Company calculates its net asset value as described in its registration statement and the Company shall use reasonable efforts to calculate such net asset value on each business day as defined above. Notwithstanding the foregoing, the Board of Trustees of the Company (hereinafter the "Board") may refuse to sell shares of any Fund to TCL, or suspend or terminate the offering of shares of any Fund if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board acting in good faith and in light of their fiduciary duties


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under federal and any applicable state laws, necessary in the best interests of the shareholders of such Fund or contract owners indirectly invested in such Fund.

                  TCL shall pay for such shares by 9:30 a.m. New York time on the next business day after an order to purchase shares is made in accordance with the provisions of this Section 5. Payment shall be in federal funds transmitted by wire to the Company's transfer agent or by a credit for any shares redeemed.

                  4. The Company agrees to redeem for cash, on TCL's request, any full or fractional shares of the Company held by TCL, executing such requests on a daily basis at the net asset value next computed after receipt by the Company or its designated agents of the request for redemption by Contract owners. For purposes of this Section, TCL or or its designated agent shall be the designated agent of the Company for receipt of requests for redemption from Contract owners and receipt by such designated agent shall constitute receipt by the Company; provided that the Company receives notice of such request for redemption by 9:30 a.m. New York time on the next following business day.

                  The Company ordinarily shall make payment to TCL for shares redeemed on the day the Company receives notice from TCL or its designated agent, but the Company may delay payment for up to seven calendar days after the request is received. Payment shall be in federal funds transmitted by wire or by a credit for any shares purchased.

                  5. Transfer of shares shall be by book entry. No stock certificates will be issued to the Account. Shares of each Fund will be recorded with an appropriate identifier for the corresponding subaccount on the books of TCL. If, however, state law requires transfer other than by book entry, then the Company agrees to provide the required form of transfer.

                  6. The Company shall make the net asset value per share for each Fund available to TCL or its designated agent on a daily basis as soon as reasonably practicable after the net asset value per share is calculated and shall use its best efforts to make such net asset value per share available to TCL or its designated agent by 7 p.m. New York time.

                  7. The Company or its transfer agent shall furnish notice on the ex-dividend date to TCL or its designated agent of any dividend or distribution payable on any shares to the Account. All of such dividends and distributions as are payable on shares of a Fund shall be automatically reinvested in additional shares of that Fund. The Company shall notify TCL or its designated agent of the number of shares so issued.

                  8. The Company shall pay all of its expenses incidental to its performance under this Agreement. The Company shall take all reasonable steps to ensure that all of its shares are registered and authorized for issue in accordance with applicable federal and state laws prior to their purchase by TCL for the Account. The Company shall bear the expenses for the cost of registration of its shares, preparation of its prospectus, proxy materials and reports, the printing

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and distribution of such items to each Contract owner who has allocated net amounts to any subaccount, the preparation of all statements and notices required by any federal or state law, and taxes imposed upon the Company on the issue or transfer of the Company's shares subject to this Agreement. The parties shall cooperate in the printing of the prospectuses of the Contracts and the Company. The Company shall provide TCL with a reasonable quantity of Company prospectuses and reports to be sent to existing Contract owners.

                  9. The Company does not charge a load or redemption fee in connection with the sale or redemption of its shares and TPIS will not charge any load or redemption fee in connection with the sale of shares to or redemption of shares from the Account. Notwithstanding this, TPIS assumes and will pay, from its own resources, all expenses related to distribution of the Company's shares and will bear other costs and expenses attributable to any activity primarily intended to result in the sale of shares. Such expenses include, but are not limited to:

                  a. printing and distribution of the Company's prospectus to prospective investors;

                  b. preparation, printing and distribution of advertising and sales literature for use in the offering of the Company's shares (in connection with the offering of the Contracts or otherwise) and printing and distribution of reports to shareholders used as sales literature; and

                  c. the qualification of TPIS as a distributor or broker or dealer under any applicable federal or state securities laws;

                  10. In selling shares of the Company, TPIS shall use its best efforts in all respects duly to conform with the requirements of all federal and state laws and regulations and the rules of the NASD, relating to the sales of the Company's shares or the Contracts.

                  11. TPIS shall act as an independent contractor and nothing contained herein shall be construed to make it, its agents or representatives, or any employees, employees of the Company. In addition, TPIS shall remain fully responsible for its own conduct and that of its agents, representatives and employees under applicable law.

                  12. TCL and TPIS shall make no representations concerning the Company or its shares except those contained in the then-current prospectus of the Company and in printed information subsequently issued on behalf of the Company and approved by the Company as supplemental to such prospectus, or otherwise approved by the Company.

                  13. The Company represents that each Fund of the Company shall comply with Section 817(h) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations issued thereunder (Reg. Section 1.817-5), relating to the diversification requirements

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for variable annuity contracts and any amendments or other modifications to such
Section or regulations.

                  The Company represents that each Fund of the Company is currently qualified or will be qualified as a Regulated Investment Company under Subchapter M of the Code and that every effort will be made to maintain such qualification under Subchapter M or under any successor or similar provision, and that the Company will notify TCL orally (followed by written notice) or by wire immediately upon having a reasonable basis for believing that any Series might not so qualify in the future.

                  14. It is understood among the parties to this Agreement that, subject to obtaining any applicable regulatory approvals that may be conditioned on the parties complying with certain requirements, shares of each Fund may be offered in the future to the separate accounts of various insurance companies in addition to TCL and in connection with variable life insurance contracts or variable annuity contracts other than the Contracts. It is also understood among the parties that shares of each Fund only may be offered to the other persons identified in paragraph (f) of Regulation Section 1.817-5.

                  15. The Company represents and warrants that all of its officers, employees, investment advisers, and other individuals or entities having access to the assets of the Company are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Company in an amount not less than the minimal coverage as required currently by Section 17(g) of the 1940 Act and Rule 17g-1 or related provisions as may be promulgated from time to time.

                  16. This Agreement shall terminate:

                           (a)      at any time on six months written notice by
the Company to TCL and TPIS or on six months' written notice by TCL to the Company and TPIS or on six months' written notice by TPIS to TCL and the Company without the payment of any penalty (provided, however, that if TCL is not able, acting in good faith, to obtain suitable substitute investment media within six months, this Agreement shall terminate one year from the date of the notice of termination); or

                           (b)      at the option of any party hereto upon
institution of formal enforcement proceedings against the Company, the Company's investment manager, TCL or TPIS by the Securities and Exchange Commission, or if TCL or the Company is determined by the other to have failed to perform its obligations under this Agreement in a satisfactory manner; or

                           (c)      upon a vote of the holders of a majority of
the votes attributable to the shares supporting the Contracts having an interest in a particular subaccount to substitute the shares of another investment company or Fund for the Company shares then being held by that

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subaccount in accordance with the terms of the Contracts. TCL will give 60 days'
prior written notice to the Company upon becoming aware of a proposed Contract owner vote; or

                           (d)      in the event the shares of the Company are
not registered, issued, or sold in accordance with applicable state and/or federal law or such law prohibits the use of such shares as an underlying investment for the Contracts issued or to be issued by TCL. Prompt notice of such an event shall be given by each party to the other in the event the conditions of this provision occur; or

                           (e)      upon assignment of this Agreement, at the
option of any party not assigning this Agreement.

                  17. Each notice required by this Agreement shall be given in writing to:

                           Attn:  Thomas G. Walsh
                           TIAA-CREF Life Insurance Company
                           730 Third Avenue
                           New York, New York  10017-3206

                           Attn: Thomas G. Walsh
                           TIAA-CREF Life Funds
                           730 Third Avenue
                           New York, New York  10017-3206

                           Attn: Lisa Snow
                           Teachers Personal Investors Services, Inc.
                           730 Third Avenue
                           New York, New York  10017-3206

                  18. Each party hereto shall cooperate with each other party and all appropriate government authorities and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

                  The Company agrees that all records and other data pertaining to the Contracts are the exclusive property of TCL and that any such records and other data shall be furnished to TCL by the Company upon termination of this Agreement for any reason whatsoever. TCL shall have the right to inspect, audit and copy all pertinent records pertaining to the Contracts. This shall not preclude the Company from keeping copies of such data or records for its own files subject to the provisions of this section.

                  19. TCL, the Account and TPIS agree to look solely to the assets of the Company for the satisfaction of any liability of the Company, with respect to this agreement and

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will not seek recourse against the members of the Board or its officers, employees, agents, or shareholders, or any of them, or any of their personal assets for such satisfaction.

                  20. The Company agrees to indemnify and hold harmless TCL, each member of its Board of Directors, each of its officers, and any person that controls TCL within the meaning of Section 15 of the Securities Act of 1933, as amended (the "1933 Act") against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including legal and other expenses) to which TCL may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arise as a result of TCL's reliance on any information contained in a then current prospectus, statement of additional information, or report of the Company; or any current information communicated to TCL in writing by the Company.

                  The Company shall, at all times, have the right, but not the obligation, to take over and conduct, in the name of TCL, the Account and/or TPIS, the investigation and defense of any claim by a third party for which indemnification may be sought, and in such event, TCL, the Account and/or TPIS shall cooperate in every way with the Company.

                  21. The Company agrees to indemnify and hold harmless TPIS, each member of its Board of Directors, each of its officers, and any person that controls TPIS within the meaning of Section 15 of the 1933 Act against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including legal and other expenses) to which TPIS may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arise as a result of TPIS's reliance on any information contained in a then current prospectus, statement of additional information, or report of the Company; or any current information communicated to TPIS in writing by the Company.

                  The Company shall, at all times, have the right, but not the obligation, to take over and conduct, in the name of TPIS, or any controlling person of TPIS, the investigation and defense of any claim by a third party for which indemnification may be sought, and in such event, TPIS shall cooperate in every way with the Company.

                  22. TCL agrees to indemnify and hold harmless the Company, each member of its Board, each of its officers, and each person that controls the Company within the meaning of Section 15 of the 1933 Act against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of TCL) or litigation (including legal and other expenses) to which the Company may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arise as a result of the Company's reliance on any information contained in the then current prospectus, statement of additional information, or contract of the Account; or any information communicated to the Company in writing by TCL.

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                  TCL shall, at all times, have the right, but not the
obligation, to take over and conduct, in the name of the Company, the investigation and defense of any claim by a third party for which indemnification may be sought, and in such event, the Company shall cooperate in every way with TCL.

                  23. TPIS agrees to indemnify and hold harmless the Company, each member of its Board, each of its officers, and each person that controls the Company within the meaning of Section 15 of the 1933 Act against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of TPIS) or litigation (including legal and other expenses) to which the Company may become subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arise as a result of the Company's reliance on any information communicated to the Company in writing by TPIS (for inclusion in the Company's registration statement or otherwise), as a result of any misrepresentation or omission to state a material fact by TPIS (or any agent or employee of TPIS) unless such misrepresentation or omission was made in reliance on written information furnished by the Company or as a result of TPIS's wilful misconduct or failure to exercise reasonable care and diligence (including supervision of its agents representatives and employees) in providing the services the Company specified herein.

                  TPIS shall, at all times, have the right, but not the obligation, to take over and conduct, in the name of the Company, the investigation and defense of any claim by a third party for which indemnification may be sought, and in such event, the Company shall cooperate in every way with TPIS.

                  24. This Agreement shall be construed in accordance with the laws of the State of New York.

                  25. This Agreement shall be subject to the provisions of the 1933 Act, the 1940 Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations and rulings thereunder, including such exemptions form those statutes, rules and regulations as the Securities and Exchange Commission may grant and the terms hereof shall be interpreted and construed in accordance therewith.

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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be duly executed and attested as of the date shown on the First page.

                                       TIAA-CREF LIFE INSURANCE
                                       COMPANY ON BEHALF OF ITSELF
                                       AND TIAA-CREF LIFE SEPARATE
                                       ACCOUNT VA-1

Attest:

/s/ Mark L. Serlen                     By: /s/ Thomas G. Walsh
-----------------------------------      ---------------------------------------
                                           Thomas G. Walsh
Assistant Secretary                        President

                                       TIAA-CREF LIFE FUNDS

Attest:

/s/ Mark L. Serlen                     By: /s/ Scott C.  Evans
-----------------------------------        -------------------------------------
                                           Scott C. Evans
Assistant Secretary                        Executive Vice President


                                       TEACHERS PERSONAL
                                       INVESTORS SERVICES, INC.

Attest:

/s/ Mark L. Serlen                     By: /s/ Lisa Snow
-----------------------------------        -------------------------------------
                                           Lisa Snow
Assistant Secretary                        Vice President, Chief Counsel
                                           and Secretary


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